Exhibit 99.1

Description of Transactions in the Shares Effected by OFI and the Fund During the Past 60 Days

The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares effected on behalf of OFI's advisory clients within the last 60 days, including transactions effected in the Shares held by the Fund, are set forth below. All transactions set forth below were ordinary brokerage transactions effected on the open market.

Trade Date	Transaction	Shares	Price Per Share
1/19/2016	Purchase	27,306	$33.973
1/20/2016	Purchase	1,444	$33.876
1/21/2016	Purchase	10,100	$33.898
1/22/2016	Purchase	220	$34.010
2/2/2016	Purchase	340	$34.111
2/3/2016	Purchase	20	$34.070
2/17/2016	Purchase	2,060	$34.314
2/18/2016	Sale	10,900	$34.243
2/22/2016	Sale	100,000	$34.850
2/23/2016	Sale	2,700	$34.771
2/24/2016	Sale	662,227	$34.788
2/25/2016	Sale	209,464	$34.803
2/26/2016	Sale	483,689	$34.855
2/29/2016	Sale	449,712	$34.857
3/1/2016	Sale	575,700	$34.945
3/2/2016	Sale	1,207,578	$35.015

The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares effected by the Fund within the last 60 days are set forth below. All transactions set forth below were ordinary brokerage transactions effected on the open market.

Trade Date	Transaction	Shares	Price Per Share
2/22/2016	Sale	82,880	$34.850
2/23/2016	Sale	2,240	$34.771
2/24/2016	Sale	635,317	$34.788
2/25/2016	Sale	187,684	$34.803
2/26/2016	Sale	453,929	$34.855
2/29/2016	Sale	413,062	$34.857
3/1/2016	Sale	476,790	$34.945
3/2/2016	Sale	935,188	$35.015